EXHIBIT 14.1

Code of Ethics

and

Standards of Conduct

MMA Financial
Code of Ethics and Standards of Conduct

Table of Contents

Introduction	3

Fair Employment Practices	5

Investor Relations	6

Client Relations	6

Competitor Relations	6

Conflicts of Interest	7

Gifts	8

Safety and Health	8

Privacy of Personal Information	8

Information Reporting	9

Financial Reporting and Accounting Records	9

Records Retention	9

Inside Information	10

Trade Secrets and Other Proprietary Information	11

Safeguarding Assets	11

Electronic Communication	11

Political Participation	12

Obeying the Laws	12

Violations/Waivers	12

Working with Integrity	13

MMA Financial

Code of Ethics
and
Standards of Conduct

Introduction

Our Company’s * continuing policy and commitment is that our business is conducted in accordance with the highest moral, legal and ethical standards. Our reputation for integrity is our most important asset and each employee, officer and director must contribute to the care and preservation of that asset.

This reputation for integrity is the cornerstone of the public’s faith and trust in our Company; it is what provides us an opportunity to serve our investors and customers. A single individual’s misconduct can do much to damage a hard-earned reputation. No code of business conduct or ethics can effectively substitute for the thoughtful behavior of an ethical director, officer or employee. This Code has been prepared to assist you in guiding your conduct to enhance the reputation of our Company.

The Code is drafted broadly. In that respect, it is the Company’s intent to exceed the minimum requirements of the law and industry practice. Mere compliance with the letter of the law is not sufficient to attain the highest ethical standards. Good judgment and great care must also be exercised to comply with the spirit of the law and this Code.

This Code applies to all employees, officers and directors of the Company. References to “employees” and “you” are meant to cover all employees, officers and directors as applicable. The Company intends to enforce the provisions of this Code vigorously. Violations could lead to sanctions, including dismissal in the case of an employee, as well as, in some cases, civil and criminal liability.

When making decisions, here are some questions that may help you determine whether you are acting ethically -

✓ Do I have all the information I need to make a good decision?

✓ Are my actions fair and honorable?

✓ Will I feel comfortable if I do this?

✓ Will my actions comply with the intent of the Company’s Code of Ethics?

✓ Can I defend my decision to my family and friends?

✓ Can I defend my decision to my co-workers and my supervisor?

✓ Will my actions appear dishonest or biased to others?

✓ Would I mind my actions being reported in the newspapers?

✓ Are my actions legal?

Inevitably, the Code addresses questions and situations that escape easy definition. No corporate code can cover every possible question of business practice. There will be times when you are unsure about how the Code applies. WHEN IN DOUBT, ASK BEFORE YOU ACT. Your supervisor and our management team will be open to your questions and concerns.

The Company may from time to time adopt more detailed policies and procedures with regard to certain areas covered by the Code and other matters not mentioned in the Code. Compliance with the Code and compliance with the Company’s policies and procedures are a condition of employment and all employees are expected to follow the guidelines contained in this Code of Ethics and Standards of Conduct.

* For purposes of this Code, the term “Company” means Municipal Mortgage & Equity, LLC, MMA Financial LLC and their respective subsidiaries and affiliates.

Fair Employment Practices

MMA Financial employees work in service to one another and to our customers and shareholders. The Company is committed to treating all employees fairly, with dignity, and with respect. The Company believes promotion of workforce diversity is an important objective in its own right and is a source of competitive advantage.

While employees and applicants for employment must be qualified and meet the job requirements established by the Company, it is the Company’s policy to ensure that no employee or applicant for employment is discriminated against in recruitment, hiring, training, or promotion because of age, race, color, religion, sex, national origin, sexual orientation, handicap, disability, marital status, or veteran status. It is also the policy of the Company to provide a workplace free of harassment based on these factors. A violation of these policies may also be a violation of applicable law that exposes both the Company and the guilty individual to liability. Violations should be reported to the Company’s Senior Vice President – Human Resources.

It is the policy of the Company to comply with applicable employment laws, including those governing working conditions, wages, hours, benefits, and minimum age for employment, wherever it conducts business.

The Company will afford as much confidentiality to the person complaining as can be afforded while still conducting a complete investigation. No person who reports a claim of discrimination or harassment in good faith will be retaliated against or adversely treated because the report was made. Employees who violate this policy against discrimination and harassment will be subject to disciplinary action at the discretion of the Company, up to and including suspension and termination of employment. Those who fail to report violations by others, whether it involves the employee directly or not, may be subject to disciplinary action, up to and including suspension and termination of employment. Each employee shares in the responsibility to maintain a work environment free from discrimination and harassment.

Investor Relations

MMA Financial grows by constantly promoting the long-term interests of our owners – the shareholders. We strive to serve our investors through sustained growth and profitability. We keep investors, creditors, securities trading markets, employees, and the general public informed on a timely basis through public release of relevant information about our Company. MMA Financial, in releasing information, makes every effort to ensure that full disclosure is made to everyone in accordance with applicable securities laws and without preference or favoritism to any individual or group of investors. For information relating to the confidentiality and use of corporate information, see the Section entitled “Inside Information” below.

Client Relations

It is the policy of the Company to be service oriented and to require all employees to treat clients in a courteous and respectful manner at all times. Our clients provide the primary source of the Company’s income and each employee’s job security. To promote excellent relations with our clients, all employees must represent the Company in a positive manner and make clients feel appreciated when dealing with the organization.

Employees with client contact are expected to know the Company’s products and services and to learn what clients want and need. These employees should educate clients about the use of the organization’s products and services and should seek new ways to serve clients.

Employees should be prepared to listen carefully to client complaints and deal with them in a helpful, professional manner. If a controversy arises, the employee should consult his/her department manager. Clients who become unreasonable, abusive, or harassing should be referred to the employee’s department manager.

Employees should be polite and thoughtful when using the telephone. A positive telephone contact with a client can enhance goodwill, while a negative experience can destroy a valuable relationship.

Competitor Relations

MMA Financial will compete vigorously, but honestly. We will not seek to damage the reputation of competitors either directly or by implication or innuendo. In any contacts with competitors, you must avoid discussing proprietary or confidential information. The Company will not attempt to acquire information regarding a competitor’s business by disreputable means. This includes industrial espionage, hiring competitors’ employees to obtain confidential information, urging a competitor’s personnel or customers to disclose confidential information, or any other unethical approach.

Conflicts of Interest

The Company relies on the integrity and undivided loyalty of our employees, officers and directors to maintain the highest level of objectivity in performing their duties. Each employee is expected to avoid any situation in which your personal interests conflict, or have the appearance of conflicting, with those of the Company. Individuals must not allow personal considerations or relationships to influence them in any way when representing the Company in business dealings.

A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform work on behalf of the Company objectively and effectively. Conflicts also arise when you or a member of your family, receives improper personal benefits as a result of your position with the Company. Loans to, or guarantees of obligations of, employees, officers or directors are of special concern.

You must exercise great care any time your personal interests might conflict with those of the Company. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Non-employee directors are expected to make appropriate disclosures to the Board and to take appropriate steps to excuse themselves from Board decisions with respect to transactions or other matters involving the Company as to which they are interested parties or with respect to which a real or apparent conflict of interest exists.

You should avoid any outside financial interests that might be in conflict with the interests of the Company. No employee or any of his or her family members may have any significant direct or indirect financial interest in, or any business relationship with, a person or entity that does business with the Company or any of its competitors, except as may be disclosed in advance to, and approved by, both the Chief Financial Officer and President of the Company.

In certain limited situations, individual executive officers have been permitted to participate, as individuals or through outside entities, in real estate transactions with the Company. These transactions have and will continue to be reviewed and approved by disinterested and/or independent members of the Board of Directors as contemplated by the Company’s organizational documents and, accordingly, no waiver of this Code of Ethics will be required in connection with these transactions. These approvals will continue to be made based on criteria which test whether the officer’s participations in the transaction is on commercially reasonable, fair market terms to the Company and does not disadvantage or harm the Company.

An employee, officer or director must not divert for personal gain any business opportunity available to the Company. The duty of loyalty to the Company is violated if the employee, officer or director personally profits from a business opportunity that rightfully belongs to the Company. This problem could arise, for example, if you become aware through the use of corporate property, information or position of an investment opportunity in which the Company is or may be interested, and then participate in the transaction personally or inform others of the opportunity before the Company has the chance to participate in the transaction. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

The potential for conflict of interest clearly exists if your spouse, partner or immediate family also works at MMA Financial and is in a direct reporting relationship to you. Employees should not directly supervise, report to, or be in a position to influence the hiring, work assignments or evaluations of someone with whom they have a close personal relationship.

Gifts

Employees who deal with the Company’s lenders, borrowers, tenants, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no employee should ever receive a payment or anything of value in exchange for a decision involving the Company’s business.

The Company recognizes exceptions for token gifts of nominal value (less that $250 retail value) or customary business entertainment, when a clear business purpose is involved. Accordingly, gifts given or received by an employee in excess of $250 (retail value) must be disclosed to your supervisor, who will determine whether the gift should be accepted or returned. Gifts of perishable items (e.g., flowers and fruit baskets) or commemorative items (e.g., plaques and framed photographs) are not subject to the limit. Business entertainment must be lawful and appropriate, and within acceptable boundaries of good taste and business purpose.

Safety and Health

We actively promote the safety and health of employees with policies that help individuals safeguard themselves. The Company is responsible for maintaining a safe workplace by following safety and health rules and practices. Employees are responsible for immediately reporting accidents, injuries, and unsafe conditions to a supervisor. MMA Financial is committed to keeping the workplace free from hazards.

In order to protect the safety of all employees, you must report to work free from the influence of any substance that could prevent you from conducting your daily work activities safely and effectively.

Privacy of Personal Information

We respect the personal privacy of employees. We safeguard the security and confidentiality of Company records containing personal information in accordance with applicable laws. We collect and record only accurate, factual, job-related information needed for business purposes and for complying with legal requirements. Access to such information is made available only to those who have a legitimate business need and as permitted by law.

Information Reporting

Most employees are involved with financial reports of some kind – preparing time sheets or expense statements, approving invoices, signing for receipt of purchased materials, or preparing inventory reports. You must ensure that every business record is accurate, complete and reliable. This standard applies to all operating reports or records prepared for internal or external purposes.

Financial Reporting and Accounting Records

Investors, creditors, and others have a legitimate interest in the Company’s financial and accounting information. The integrity of the Company’s financial reporting and accounting records is based on the validity, accuracy, and completeness of financial information supporting entries to the Company’s books of account. The Company’s books and records are kept and/or reconciled in accordance with generally accepted business principles, and with established finance and accounting policies. In preparing financial reports and information contained in them, you must fully comply with all federal laws and accounting standards applicable to our business. All employees must also fully cooperate with internal and external auditors during their examinations of the Company’s books, records and operations.

Upon the recommendation of the Audit Committee of our Board of Directors, we have adopted the following procedure. Any employee who has specific concerns regarding questionable accounting or auditing matters may directly contact Carl Stearn, the Chairman of the Company’s Audit Committee, through a confidential hotline. This would include any complaints regarding accounting, internal accounting controls or auditing matters. The hotline can be accessed only by Mr. Stearn, is completely confidential, and cannot be monitored in any way by Company management or employees. The number is 443-263-2966. Calls will be taken seriously and investigated promptly and thoroughly.

We ask that you not call the hotline for routine accounting questions and matters other than those described above. Employee relations’ matters, for example, should continue to be forwarded directly to Human Resources. It is the Company’s policy that there will be no retaliation, in the form of disciplinary action or otherwise, for use of the hotline for its intended purpose.

Records Retention

You should retain documents and other records for such period of time as you and your colleagues will reasonably need such records in connection with the Company’s business activities. All documents not required to be retained for business or legal reasons, including draft work product, should not be retained and should be destroyed in order to reduce the high cost of storing and handling the vast amounts of material that would otherwise accumulate. However, under unusual circumstances, such as litigation, governmental investigation or if required by applicable state and federal law and regulations, Office Administration may notify you if retention of documents or other records is necessary.

Inside Information

The Company is a public company and, therefore, all employees, officers and directors are subject to certain federal securities laws that restrict the trading of Company shares under certain circumstances. As part of our work at the Company, many of us have access to information that has not been disclosed to the investing public. Generally, if you have knowledge of material information about the Company that has not been made widely available to the investing public, you are not permitted to buy or sell Company securities. It is also illegal to recommend trading to others or to pass information along to others who may trade in Company securities. Violations may result in civil and criminal penalties, including fines and jail sentences.

Information about the Company is material if a reasonable investor would consider it to be important in deciding whether or not to buy, sell or retain Company securities. Examples of inside information which might be considered “material” include: forecasts of revenue or income; merger or acquisition discussions; the signing of an important new contract or loss of an important existing contract; a planned securities offering; important litigation; a major strategic development; and a change in top management. This list is not exhaustive. Other types of information may be material at any particular time, depending on the circumstances.

Information is “nonpublic” before it has been made widely available to the investing public. Information would generally be widely available to the investing public two days after it has been disclosed in a press release, a prospectus, a quarterly or annual report to stockholders or a filing with the SEC.

You are required to treat all material inside information regarding the Company as confidential and shall not disclose any such information to anyone through any means, including electronic chat pages. Only authorized spokespersons are permitted to disclose material information and speak on behalf of the Company. If you get calls from the media, investment analysts, investors, stockbrokers, or others looking for information about the Company, you should refuse to answer and direct the call to Investor Relations.

If you mistakenly disclose or if you discover than someone else has disclosed material nonpublic information about the Company, you must immediately contact the Company’s Chief Financial Officer.

All officers and directors of the Company and employees who own more than 10 percent of the equity securities issued by the Company are prohibited from engaging in “short-swing” trading of securities issued by the Company by purchasing and selling, or selling and repurchasing, those securities within a period of less than six months. These individuals are subject to additional federal securities law reporting requirements that are handled outside of this Code.

Trade Secrets and Other Proprietary Information

All employees must maintain the confidentiality of the Company’s trade secrets and proprietary information, since disclosure could result in loss of business or of competitive advantage for the Company. Even information that is not identified as “confidential” or “proprietary” is often unique to the Company and could damage the Company’s competitive interests if disclosed to others. You should never disclose corporate information of any kind to others unless you are certain that disclosure is appropriate and has been authorized. Equal care must be taken to keep confidential any proprietary data of customers or others entrusted to the Company.

Safeguarding Assets

To remain competitive and to serve the interests of our shareholders, MMA Financial goes to extraordinary lengths to preserve, protect and responsibly use all of our assets. MMA Financial employees have a personal responsibility to safeguard our Company’s assets from loss, theft, or misuse, and to use every available means to protect these assets at all times. In addition, Company facilities, materials, equipment, information and other assets should be used only for conducting the Company’s business and are not to be used for any unauthorized purpose.

Electronic Communication

Electronic communication technology plays a vital role in how we conduct our business every day. Access and use of the Internet, MMA Financial Intranet, e-mail, telephone, and fax machines have become increasingly important. The Company maintains this technology for legitimate business activities by authorized individuals, and to support a positive, professional business climate. Employees are expected to use such technology responsibly and professionally at all times. Please refer to our Information Systems Security Policy in the Employee Handbook for more information.

Political Participation

The Company encourages individual participation by employees in the political process. This includes service on governmental bodies and participation in partisan political activities. Such activities, however, should not be carried on in a way that interferes with the employee’s job responsibilities. Employees should not make political contributions using Company funds, or take public positions on behalf of the Company without first obtaining approval from the President of the Company. In dealing with public officials, other corporations, and private citizens, we firmly adhere to ethical business practices. We will not seek to influence others, either directly or indirectly, by paying bribes or kickbacks, or by any other measure that is unethical or will tarnish our reputation for honesty and integrity. Even the appearance of such conduct must be avoided.

Obeying the Laws

The Company expects our employees to obey all relevant laws, including those that apply to antitrust, campaign finance, civil rights, copyright protection, environmental protection, securities and taxes. While the Company does not expect you to be experts in legal matters, we hold each employee responsible for being familiar with the laws governing your areas of responsibility. Employees should seek advice from their supervisor whenever they have a question concerning the application of the law.

Violations/Waivers

If you become aware of a violation of this Code or believe that a violation may take place in the future you must report the matter. Ordinarily, the report may be made to your immediate supervisor. You may also bring the matter to the attention of the Senior Vice President, Human Resources. To ensure that a reporting employee is protected from reprisal, a request for anonymity will be respected to the extent that it does not result in the violation of the rights of another employee.

MMA Financial assures that no employee will suffer retaliation in any form for reporting concerns in good faith. Disciplinary action will be taken against anyone who retaliates directly or indirectly against an employee who reports a suspected violation of this Code or any Company policy.

If an employee believes that a waiver of the Code is necessary or appropriate, including, but not limited to any potential or actual conflict of interest, a request for a waiver and the reasons for the request may be submitted in writing to the Senior Vice President, Human Resources. An officer or director must submit the request for a waiver to the Chairman of the Governance Committee of the Board. Any waiver of the Code for executive officers and directors will be disclosed promptly to the Company’s stockholders.

Working With Integrity

Without the commitment of all MMA Financial employees to guide their professional and personal conduct according to our Code of Ethics, its principles become only words. Each of us must accept personal responsibility to read the Code of Ethics, understand what it means, and apply it consistently. If you need more guidance to do that, or simply have a question about the Code of Ethics, you can speak to your manager or any of our human resources staff.

Unfortunately, people don’t always make the right decision. If you see, suspect or hear of questionable actions that may be in violation of our Code of Ethics, please speak up! It is vitally important to everyone that you share your knowledge and concerns regarding business integrity issues.

When we behave ethically, honestly, and in the best interest of MMA Financial, as the Code of Ethics requires, we help ensure that our reputation for providing excellent service with integrity will endure.

RECEIPT AND ACKNOWLEDGEMENT

I, as an employee, officer or director of the Company, have received, read and understand the Company’s Code of Ethics and Standards of Conduct. I agree to comply with the provisions of the Code.

Please Print Name Above